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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Virtual Radiologic Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIRTUAL RADIOLOGIC CORPORATION

5995 Opus Parkway, Suite 200
Minnetonka, MN 55343
Tel: 952-392-1100

Dear Stockholders:

        You are cordially invited to join us for our Annual Meeting of Stockholders, which will be held on Wednesday, May 7, 2008, at 9:30 a.m. (Central Time) at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, MN 55343. Holders of record of our common stock as of March 27, 2008 are entitled to notice of, and to vote, at the Annual Meeting.

        The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the Annual Meeting.

        We hope you will be able to attend the Annual Meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the Annual Meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

Sean O. Casey, M.D. Chief Executive Officer and Chairman of the Board
Minnetonka, Minnesota April 4, 2008

VIRTUAL RADIOLOGIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 7, 2008 at 9:30 a.m. Central Time
Place:	Minneapolis Marriott Southwest 5801 Opus Parkway Minnetonka, MN 55343
Items of Business:	1. To elect two Class I directors to the Board of Directors, each to serve a three-year term.
2. To ratify the appointment of PricewaterhouseCoopers LLP as Virtual Radiologic Corporation's registered independent public auditing firm for the year ending December 31, 2008.
3. To act upon any other business that may be properly come before the Annual Meeting of Stockholders, and any adjournment thereof.
Record Date and Voting of Securities:
Our Board of Directors has set March 27, 2008 as the record date for determining stockholders entitled to attend and vote at our Annual Meeting of Stockholders. Holders of our common stock, par value $0.001 per share, appearing on our books as of March 27, 2008 are entitled to notice of, and to vote at, our Annual Meeting of Stockholders. At the close of business on March 27, 2008, a total of 16,683,444 shares of common stock were outstanding, each entitled to one vote. The holders of a majority of the common stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting of Stockholders. If such quorum shall not be present or represented at the Annual Meeting of Stockholders, the stockholders present or represented at the Annual Meeting of Stockholders may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present or represented. Holders of common stock do not have cumulative voting rights.
Voting by Proxy:
The persons named as proxies in the enclosed form of proxy will vote the common shares according to the instructions given therein or, if no instruction is given, then in favor of all matters to be voted upon at the Annual Meeting of Stockholders. A person giving a proxy may revoke it (i) before it is exercised, by delivering to the attention of George H. Frisch, our Corporate Secretary, a written notice terminating the proxy's authority, (ii) by duly executing and delivering to the attention of George H. Frisch, our Corporate Secretary, a proxy bearing a later date, or (iii) attending the Annual Meeting of Stockholders and voting in person. A stockholder who attends the Annual Meeting of Stockholders need not revoke his or her proxy and vote in person unless he or she wishes to do so.

VIRTUAL RADIOLOGIC CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors of Virtual Radiologic Corporation is soliciting proxies for its Annual Meeting of Stockholders, to be held on Wednesday, May 7, 2008, and any adjournment of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or provided to stockholders on or about April 4, 2008.

        In this proxy statement, Virtual Radiologic Corporation is sometimes referred to as "VRC." Virtual Radiologic Professionals of California, P.A., Virtual Radiologic Professionals of Illinois, S.C., Virtual Radiologic Professionals of Michigan, P.C., Virtual Radiologic Professionals of Minnesota, P.A., Virtual Radiologic Professionals of New York, P.A. and Virtual Radiologic Professionals of Texas, P.A. are collectively referred to as the "Professional Corporations." Virtual Radiologic Professionals, LLC ("VRP") and the Professional Corporations are collectively referred to as the "Affiliated Medical Practices." VRC has a subsidiary, Virtual Radiologic Limited ("VRL"), formed under the laws of England and Wales and located in London, England. The terms "Company," "we," "us," and "our" as used in this proxy statement refer to VRC, its Affiliated Medical Practices and VRL.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

        There are two proposals scheduled to be voted on at the meeting:

    •
    Election of two Class I directors to the Board of Directors, each to serve a three year term; and
    •
    Ratification of the appointment of PricewaterhouseCoopers LLP as Virtual Radiologic Corporation's independent registered public accounting firm for the year ending December 31, 2008.

Who is entitled to vote?

        Stockholders as of the close of business on March 27, 2008, referred to as the "Record Date," may vote at the Annual Meeting. As of the Record Date, there were 16,683,444 shares of Virtual Radiologic Corporation's common stock issued and outstanding and eligible to vote at the Annual Meeting. Holders of Virtual Radiologic Corporation's common stock are entitled to one vote per share and do not have cumulative voting rights.

How do I vote my shares without attending the meeting?

        If you are a stockholder of record, meaning that your shares are not held in "street name" by your broker, you may vote by proxy. Your proxy may be submitted by completing the proxy card enclosed with this proxy statement, and mailing it in the pre-addressed envelope that has been provided.

        If your shares are held in a brokerage account, bank, trust, or other nominee, they are held in "street name." The broker, bank, trust or other nominee is considered the stockholder of record with respect to those shares, although you are considered the beneficial owner. In order to vote your shares held in street name, you need to instruct your broker, bank, trust or other nominee how to vote. If this applies to you, the broker, bank, trust or other nominee has included instructions describing how you can direct your vote.

How do I vote my shares if I wish to attend the meeting?

        If you are a stockholder of record, you may bring the enclosed proxy card or a valid form of identification to the meeting and vote your shares at that time. If your shares are held in street name, you may not vote your shares at the meeting in person, unless you have received a written proxy from the stockholder of record allowing you to do so.

        Even if you plan on attending the meeting, you are encouraged to vote in advance by proxy, so that you can ensure your vote is counted if you are somehow unable to attend in person.

Can I change my vote?

        Yes. If you have submitted your vote by proxy, you may change your vote by:

    •
    Delivering to the attention of George H. Frisch, our Corporate Secretary, a written notice terminating the proxy's authority before it is exercised;
    •
    Duly executing and delivering to the attention of George H. Frisch, our Corporate Secretary, a proxy bearing a later date; or
    •
    Attending the Annual Meeting of Stockholders and voting in person.

What constitutes a quorum?

        In accordance with our amended and restated bylaws, at least a majority of the shares of our common stock outstanding as of the Record Date must be present at the Annual Meeting in person or by proxy in order to hold the Annual Meeting. This is referred to as a quorum. Your shares are counted for the purposes of determining whether there is quorum present if you are either (i) present and vote in person at the Annual Meeting or (ii) have properly submitted a proxy via mail. In addition, abstentions, broker non-votes and votes withheld from director nominees are considered as shares present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the owner of the shares.

How many votes are required for a proposal to be approved?

        For the election of the Class I directors, the two (2) individuals receiving the highest number of "FOR" votes will be elected. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008 requires the "FOR" vote of at least a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote.

How are votes counted?

        You may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for the Board of Directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted "FOR" each director nominee and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

        If you hold your shares in a brokerage account in your broker's name (referred to as "street name") and do not provide voting instructions to your broker or other nominee, your shares will be considered to be "broker non-votes" and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the NASDAQ Global Market. Your broker or other nominee has discretionary authority to vote your shares on the election of directors, even if your broker or other nominee does not receive voting instructions from you.

Who is soliciting my vote and who pays for the cost of the proxy solicitation?

        This proxy statement is furnished in connection with the solicitation of your vote by our Board of Directors. We will pay expenses for the solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of ours, who will receive no extra compensation for their services, may solicit proxies personally, by telephone or by special letter. So far as our management is aware, only matters described in this proxy statement will be acted upon at the annual meeting. If another matter requiring a vote of stockholders properly comes before the annual meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

How does the Board of Directors recommend I vote?

        Our Board of Directors recommends that you vote:

    •
    "FOR" the election of Andrew P. Hertzmark and Eduard Michel, M.D. Ph.D. to the Board of Directors of Virtual Radiologic Corporation as Class I Directors; and
    •
    "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

What are the deadlines for submitting stockholder proposals for the 2009 Annual Meeting?

        In order for a stockholder proposal to be considered for inclusion in the proxy materials for the 2009 Annual Meeting, it must be received at our principal executive offices no later than the close of business on December 5, 2008, in anticipation of a 2009 Annual Meeting of Stockholders being held on or about May 6, 2009. Any stockholder proposals must be submitted in compliance with our amended and restated bylaws, as well as applicable rules and regulations of the Securities and Exchange Commission, or SEC. If the procedures and rules of our amended and restated bylaws and the SEC are not followed by a stockholder submitting a proposal for the 2009 Annual Meeting, their proposal will not be included in the proxy statement relating to the 2009 Annual Meeting.

Where are the Company's principal executive offices?

        Our principal executive offices are located at 5995 Opus Parkway, Suite 200, Minnetonka, Minnesota 55343. Our telephone number is (952) 392-1100.

PROPOSAL I — ELECTION OF DIRECTORS

The Board of Directors Recommends that you vote "For" each Nominee

        Our Board of Directors is divided into three staggered classes of directors of the same or nearly the same number. The members of each class are elected for a three-year term, with the term of one class expiring each year. The terms of our Class I directors, Eduard Michel, M.D., Ph.D. and Andrew P. Hertzmark, are due to expire on the date of our Annual Meeting. The terms of our Class II directors, Sean O. Casey, M.D. and Mark E. Jennings, are due to expire on the date of our 2009 Annual Meeting of Stockholders, and the terms of our Class III directors, Nabil N. El-Hage and Richard J. Nigon, are due to expire on the date of our 2010 Annual Meeting of Stockholders.

        Following the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has nominated Eduard Michel, M.D., Ph. D. and Andrew P. Hertzmark for election as Class I directors at the Annual Meeting. Each of these nominees has consented to being named in this proxy statement, and has indicated a willingness to serve as a director if elected. If, for some reason, any of the individuals named below as a nominee is not a candidate at the Annual Meeting, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion, however we do not expect this to occur.

Nominees for Class I Directors (to serve a three-year term ending in 2011)

Name	Age	Director Since	Position
Eduard Michel, M.D., Ph.D.	45	2001	Medical Director and Director
Andrew P. Hertzmark	32	2006	Director

Eduard Michel, M.D., Ph.D. has been one of our directors since co-founding VRP's predecessor in 2001. Since July 2006, Dr. Michel has served as our Medical Director. Dr. Michel was engaged from 1998 to 2006 in the private practice of neuroradiology in Minneapolis and also held appointment as a clinical assistant professor of radiology at the University of Minnesota. Dr. Michel has a Certificate of Added Qualification in neuroradiology from the American Board of Radiology, and has published numerous professional articles on radiology. He received his Bachelor of Science, Doctor of Medicine and Ph.D. degrees from the University of Minnesota, where he completed training in diagnostic radiology and neuroradiology.

Andrew P. Hertzmark has served as one of our directors since April 2006. Since 2007, Mr. Hertzmark has been a Partner of Generation Partners, a private investment firm that acquires and provides growth capital to companies primarily in the healthcare, business and information services and media and entertainment sectors. From 2004 to 2007, Mr. Hertzmark was a Vice President of Generation Partners. Prior to joining Generation Partners, Mr. Hertzmark was an Associate from 2000 to 2002 at Galen Associates, a private investment firm focused on the healthcare industry. Mr. Hertzmark was also an Analyst in the Investment Banking Division of UBS AG. Mr. Hertzmark currently serves on the Board of Directors of Post Education, Inc. Mr. Hertzmark earned a Bachelor of Arts from the University of Pennsylvania and received his Master of Business Administration from The Wharton School of Business.

The Board of Directors Recommends that Stockholders Vote
FOR
Both Nominees Listed Above.

        In addition to the two Class I Directors now standing for election, we have four additional directors who will stand for election according to their class over the next two years.

Sean O. Casey, M.D., our Chief Executive Officer, has been one of our directors since co-founding VRP's predecessor in 2001. Please refer to "Executive Officers and Key Employees" for a description of Dr. Casey's experience and positions with the Company. Dr. Casey will stand for election in 2009.

Mark E. Jennings has served as one of our directors since May 2005. Since 1996, Mr. Jennings has been the Managing Partner and co-founder of Generation Partners, a private investment firm that acquires and provides growth capital to companies primarily in the healthcare, business and information services, and media and entertainment sectors. Prior to founding Generation Partners, Mr. Jennings was a Partner at Centre Partners, a private equity firm affiliated with Lazard Freres, and prior to that, he was employed at Goldman, Sachs & Co. Through Generation Partners and predecessor firms, he has invested in more than 50 companies over the past 20 years and has served on the Board of Directors of 23 companies, including inVentiv Health, MedVance Institute, Agility Recovery Solutions, Sterling Infosystems and Six Flags, Inc. Mr. Jennings also serves as the Chairman of the Board of Post University. Mr. Jennings earned a Bachelor of Science in Mechanical Engineering with Highest Honors from the University of Texas and received his Master of Business Administration from the Harvard Business School. Mr. Jennings is the brother of Richard W. Jennings, our Chief Technology Officer. Mr. Jennings will stand for election in 2009.

Nabil N. El-Hage has been one of our directors since May 2007. Since 2005, Mr. El-Hage has been a Professor of Management Practice at Harvard Business School in the Finance Area. From January 2003 to June 2005, he was a Senior Lecturer at Harvard Business School. Mr. El-Hage originally joined the faculty of Harvard Business School in 1984. Prior to 2003, Mr. El-Hage gained experience in venture capital with TA Associates and Advent International, as well as on the operating side, as CFO of Back Bay Restaurant Group. He also served from 1995 to 2003 as Chairman and from 1995 to 2002 as CEO of Jeepers! Inc., a private equity-financed national chain of indoor theme parks. Mr. El-Hage is currently the Chairman and a trustee of the MassMutual Premier Funds. Mr. El-Hage graduated cum laude from Yale University with a degree in electronic engineering and earned his MBA with the Highest Honors as a Baker Scholar from Harvard Business School. Mr. El-Hage will stand for election in 2010.

Richard J. Nigon has been one of our directors since May 2007. Mr. Nigon is currently the President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies. From February 2001 until May 2007, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard ("MJSK"), a privately held investment firm. In December 2006, MJSK was acquired by Stifel Nicolaus and Mr. Nigon was a Managing Director of Private Placements at Stifel Nicolaus. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, where he served as a partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young's Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing industries. Mr. Nigon also serves as a director of Restore Medical, Inc. and Vascular Solutions, Inc. Mr. Nigon will stand for election in 2010.

CORPORATE GOVERNANCE

Director Independence

        Our Board of Directors has determined that Richard J. Nigon and Nabil N. El-Hage are independent as such term is defined under the Securities Exchange Act of 1934, as amended, and the rules of the NASDAQ Global Market. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is comprised of a majority of independent directors. We plan to reconstitute each of those committees to be comprised of entirely independent directors by November 14, 2008.

Board of Directors Meetings and Committees

Board of Directors Meetings

        During the year ended December 31, 2007, the Board of Directors of Virtual Radiologic Corporation met eight (8) times. Each director attended more than 75% of the meetings of the Board of Directors and committees on which such director served during the period when such director was serving on the Board or a committee thereof. The Board of Directors conducted business by written action from time to time and also occasionally engaged in informal discussions with management during the year ended December 31, 2007.

Audit Committee

        Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our Audit Committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and the performance of the Company's internal audit function and independent auditors; (ii) maintains direct responsibility for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues, (iv) has sole authority to approve any transaction between the Company and any related party and (v) has prepared the Audit Committee report found in this proxy statement under the heading "Audit Committee Report and Payment of Fees to Auditor." A more detailed description of the Audit Committee's functions can be found in our Audit Committee Charter.

        Our Audit Committee consists of Richard J. Nigon (Chair), Nabil N. El-Hage and Andrew P. Hertzmark. Our Board of Directors has determined that Messrs. Nigon and El-Hage are independent as such terms are defined under the Securities Exchange Act of 1934, as amended, and the rules of the NASDAQ Global Market. We believe that the composition of our Audit Committee complies with all currently applicable rules of the SEC and the NASDAQ Global Market. We plan to reconstitute our Audit Committee so that it will be comprised of entirely independent directors by November 14, 2008. Our Board of Directors has determined that Mr. Nigon and Mr. El-Hage are both "Audit Committee financial experts" as defined in the SEC rules, and that all members of the committee satisfy the financial sophistication requirements of the NASDAQ Global Market.

Compensation Committee

        Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. A more detailed description of the

Compensation Committee's functions can be found in our Compensation Committee Charter. Our Compensation Committee has sole discretion concerning the administration of our stock option plans, including the selection of individuals to receive awards and the time at which awards will be granted.

        The Compensation Committee currently consists of Nabil N. El-Hage (Chair), Richard J. Nigon and Andrew P. Hertzmark. Messrs. El-Hage and Nigon are independent as such term is defined under the rules of the NASDAQ Global Market. The Compensation Committee met three (3) times and acted by written action at various times during the year ended December 31, 2007.

Compensation Committee Interlocks and Insider Participation

        Sean O. Casey, M.D., our Chief Executive Officer, and Mark E. Jennings, one of our directors, served as members of our Compensation Committee until February 14, 2008 and February 27, 2008, respectively. Mark E. Jennings does not participate in any action of the Board of Directors or any committee thereof relating to Richard W. Jennings, our Chief Technology Officer and the brother of Mark E. Jennings. None of our executive officers currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluating our Board of Directors and management; developing, reviewing and recommending corporate governance guidelines and a corporate code of business conduct and ethics; and generally advising our Board of Directors on corporate governance and related matters. A more detailed description of the Nominating and Corporate Governance Committee's functions can be found in our Nominating and Corporate Governance Committee Charter.

        Our Nominating and Corporate Governance Committee consists of Nabil N. El-Hage (Chair), Richard J. Nigon and Mark E. Jennings. Mr. El-Hage and Mr. Nigon are independent as such term is defined under the rules of the NASDAQ Global Market. The Nominating and Corporate Governance Committee did not meet formally during the year ended December 31, 2007. Eduard Michel, M.D., Ph.D., and Andrew P. Hertzmark were nominated for election by the Board of Directors with the unanimous concurrence of the members of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee will consider candidates for the Board of Directors, and will consider such areas as diversity, experience and skill. The Nominating and Corporate Governance Committee will identify and recommend to the Board director nominees that meet its criteria, foremost of which are ensuring that the Board of Directors serves the best interests of the stockholders and that all directors will have the highest degree of personal and professional integrity. The committee will also assess the contributions of current directors in connection with considering re-nomination to the Board. Any stockholder who wishes to nominate a director candidate for consideration by the Nominating and Corporate Governance Committee in anticipation of the 2009 Annual Meeting of Stockholders may write to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Virtual Radiologic Corporation, 5995 Opus Parkway, Suite 200, Minnetonka, MN 55343 between January 7, 2009 and February 6, 2009. The Nominating and Corporate Governance Committee will consider the same membership criteria for those individuals recommended by stockholders as that considered for all other individuals.

Director Attendance at the Annual Meeting

        We encourage, but do not require, all of our directors to attend the Annual Meeting.

Our Codes of Conduct

        Because it is our policy to comply with all applicable laws, rules and regulations and to conduct our business in keeping with the highest moral, legal and ethical standards, we have adopted a Code of Business Conduct applicable to all of our employees, officers and members of the Board of Directors. The Code of Business Conduct covers topics including:

    •
    Conflicts of Interest;
    •
    Protection and Proper Use of the Company's Assets;
    •
    Corporate Opportunities;
    •
    Compliance with Law;
    •
    Fair Dealing;
    •
    Confidentiality; and
    •
    Accuracy of Public Disclosures.

        We have also adopted a separate Code of Ethics for Senior Executive and Financial Officers, which outlines specific standards applicable to our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and General Counsel. The Code of Ethics for Senior Executive and Financial Officers covers, among other things, the accuracy and timeliness of our reports and documents filed with the SEC, encouraging ethical behavior among peers and subordinates, and preserving our confidential information.

        The Code of Business Conduct, the Code of Ethics for Senior Executive and Financial Officers, the Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter can be found on our website, www.virtualrad.com, under the heading "Investor Relations." We intend to post on our website any amendments to or waivers from to these provisions of our Code of Business Conduct and the Code of Ethics for Senior Executive Officers within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Name	Age	Position/Principal Occupation During Past Five Years
Executive Officers:
Sean O. Casey, M.D.	43	Sean O. Casey, M.D., a co-founder of our Company, has served as the Chief Executive Officer and a director of our Company and VRP's predecessor since May 2001. Dr. Casey was formerly a clinical associate professor at the University of Minnesota and has published numerous professional journal articles on radiology. An American Board of Radiology-certified radiologist and neuroradiologist, Dr. Casey is a pioneer in the clinical use of cerebral CT angiography and venography. In addition to Dr. Casey's extensive medical expertise, he is primarily responsible for the development of our service offerings and business model. Dr. Casey received his undergraduate degree from Johns Hopkins University, and a Doctor of Medicine degree from the Albert Einstein College of Medicine in New York City. He served his radiology residency at Long Island Jewish Medical Center in New York and completed a neuroradiology fellowship at the University of Colorado Health Sciences Center in Denver. Dr. Casey holds a Certificate of Added Qualification in neuroradiology from the American Board of Radiology.
Robert C. Kill	44
		Robert C. Kill has served as our President and Chief Operating Officer since May 2007. Prior to joining us, Mr. Kill was President of Physician Systems for Misys Healthcare Systems, a provider of clinical and practice management software applications to physician practices, group practices, health systems and managed services organizations. Before joining Misys Healthcare Systems in 2002, Mr. Kill was Executive Vice President of Entertainment Publications, Inc., where he was employed from 1996 through 2001, and Vice President of Operations for American Hospital Supply/Baxter Healthcare, where he was employed from 1986 through 1996. Mr. Kill received a Bachelor's degree in Economics from the University of Notre Dame.
Mark Marlow	43
		Mark Marlow has served as our Chief Financial Officer since August 2003. From 1995 to 2003, Mr. Marlow served as Vice President of Finance of WAM!NET, Inc., a company he helped found in 1995, and which became a global provider of networking and workflow management services for the media and advertising industry and through its subsidiary, Netco Government Services, Inc., for the United States Navy. Prior to 1995, Mr. Marlow worked for MJK, a private Minneapolis based investment banking firm where he held a general securities license. He also served as Financial Director for Falcon Group, LLC, from 2001 to 2003. Mr. Marlow earned his Bachelor of Science and Master of Business Administration degrees from the University of Minnesota's Carlson School of Management.

Richard W. Jennings	47
		Richard W. Jennings has served as our Chief Technology Officer since April 2007. Prior to joining us, Mr. Jennings served from 2004 to 2007 as president and managing director of Assess IT, a provider of technology as management consulting services ranging from IT assessments and fractional chief technology officer services to independent IT validation and information security audits. Mr. Jennings also held various management positions with Electronic Data Systems and General Dynamics from 2003 to 2004, and served as Vice President and General Manager, Western Region of Computer Sciences Corporation from 1998 to 2003. Mr. Jennings earned a Bachelor of Science degree in mechanical engineering from the University of Texas at Austin, and a Master of Science degree in management from Stanford University's Graduate School of Business. Mr. Jennings is the brother of Mark E. Jennings, one of our directors.
Eduard Michel, M.D., Ph.D.	45
		Eduard Michel, M.D., Ph.D. has been one of our directors since co-founding VRP's predecessor in May 2001. Since July 2006, Dr. Michel has served as our Medical Director. Prior to this time, Dr. Michel was engaged in the private practice of neuroradiology in Minneapolis and also held appointment as a clinical assistant professor of radiology at the University of Minnesota. Dr. Michel has a Certificate of Added Qualification in neuroradiology from the American Board of Radiology and has published numerous professional articles on radiology. He received his Bachelor of Science, Doctor of Medicine and Ph.D. degrees from the University of Minnesota, where he completed training in diagnostic radiology and neuroradiology.
George H. Frisch, J.D.	65
		George H. Frisch, J.D. has served as our General Counsel and Secretary since October 2004. Prior to joining us, Mr. Frisch served as Senior Counsel of WAM!NET, Inc., a global provider of networking and workflow management services for the media and advertising industries and through its subsidiary, Netco Government Services, Inc., for the United States Navy. Prior to his employment with WAM!NET, Inc., Mr. Frisch engaged in the private practice of corporate and securities law. Mr. Frisch attended the University of Minnesota, and received a Bachelor of Science degree and a Juris Doctor, cum laude, from the William Mitchell College of Law.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Discussion and Analysis relates to the material elements of our compensation policies and programs for our named executive officers, referred to as the NEOs, listed in the tables that follow.

Compensation Philosophy

        We believe that an effective compensation program is one that serves both to attract and retain key employees who are instrumental our long-term success and rewards strong individual and Company performance.

Compensation Policies and Objectives

        Consistent with our philosophy, the primary objectives of our compensation policies are to attract and retain qualified employees and to incentivize these employees to promote the continued growth of our business. In doing so, we seek to align their interests with ours and our stockholders' through a combination of cash and equity-based compensation. Because of our position as a rapidly growing company in an emerging market, we have limited our compensation program to basic elements consisting of base salary, cash bonus, equity awards (in the form of stock options) and certain benefit programs, including health insurance. We believe that the mix of cash-based and equity-based compensation is sufficient to attract top quality talent for each of our top executive officer positions and encourage our executive officers to achieve our primary corporate objectives of growth in gross revenues and profitability, as well as reward them for the achievement of such objectives.

Determination of Compensation

        Our Compensation Committee establishes and approves our compensation policies and programs. In addition to reviewing and approving all elements of executive compensation, the Compensation Committee is also responsible for developing and overseeing our general compensation philosophy and policy, specific compensation plans for our executive officers, and making recommendations regarding director compensation. Our Compensation Committee meets between four and six times during each year to evaluate the success of our past compensation programs and to develop new strategies for the future, to consider changes to existing programs and to approve certain annual compensation changes. The initial base salary and target bonus compensation for each of our NEOs was set forth in employment agreements with each NEO. Equity-based compensation granted to our NEOs upon commencement of their employment with us was also set forth in employment agreements. In October 2006, we engaged Hewitt Associates, Inc., or Hewitt Associates, an independent compensation consultant, to evaluate our overall compensation program and to provide us with its report of salary ranges. Our Compensation Committee considered the Hewitt Associates report in its deliberations and determined to establish 2007 base salaries for our NEOs consistent with the 75th percentile of the reported ranges for base salaries and bonuses provided by Hewitt Associates in its review of comparable companies, the identities of which were not provided to us. With respect to compensation for Messrs. Robert C. Kill and Richard W. Jennings, both of whom joined the Company during 2007, the Compensation Committee also took into account compensation recommendations of Heidrick & Struggles, a nationally recognized independent executive search firm hired by the Company. Heidrick & Struggles' recommendations were based on its general knowledge of our industry and the market for seasoned executives. These recommendations fell within the range recommended by the Hewitt Associates report.

Elements of Executive Compensation

The key elements of our executive compensation are as follows:

Element	Character	How Objectives are Met
Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive's position relative to other executives and employees.
Bonus	Short to Mid-Term	Varies based on the company's attainment of annual performance measures that are aligned with the business strategy and shareholders' interests.
Equity-Based Compensation	Long-Term	Varies based on long-term stock price performance and promotes stockholders' interests.

Base Salary

        Base salary is intended to provide our NEOs with a fixed component of compensation for services performed. We establish initial base salaries for each NEO through a review of base salaries paid to NEOs at other comparable companies identified by Hewitt Associates, the identities of which were not provided to us. These initial base salaries are then set forth in an NEO's employment agreement. Our 2006 base salary review resulted in a determination to establish 2007 base salaries for our NEOs consistent with the 75th percentile of the ranges reported by Hewitt Associates for comparable companies, the identities of which were not provided to us.

Bonus

        Prior to entering into new employment agreements during the year ended December 31, 2007, Sean O. Casey, M.D., our Chief Executive Officer, and Mark Marlow, our Chief Financial Officer were eligible to receive quarterly bonuses pursuant the terms of their then-existing employment agreements. The primary objective of these bonuses was to promote revenue growth quarter-over-quarter and to reward these NEOs for their individual contributions to such growth. These bonuses were guaranteed percentages of quarter over quarter revenue growth and were paid in cash on a quarterly basis. Dr. Casey and Mr. Marlow received quarterly bonuses equal to 2.5% of the increase in gross revenues during a fiscal quarter as compared to the gross revenues of the immediately preceding fiscal quarter. Bonus amounts were calculated and paid by us on a quarterly basis after the financial statements for the relevant fiscal quarter had been finalized. Mr. Marlow reviewed the financial statements and approved bonus amounts before they were paid. These bonus amounts for 2007 are included in the Summary Compensation Table below.

        Dr. Michel is currently entitled to quarterly bonus payments pursuant to the terms of his physician agreement with VRP. The amount of these payments is calculated as a percentage of Dr. Michel's annual base compensation and varies depending on the extent to which Dr. Michel meets or exceeds his goal number of radiology interpretations in a given calendar quarter. As with the annual base compensation payable under his agreement, Dr. Michel's bonus payments are designed to encourage and reward increased productivity.

        In 2007, our Compensation Committee also adopted the 2007 Bonus Plan pursuant to which performance-based cash bonuses were granted to the NEOs. We adopted the 2007 Bonus Plan consistent with our compensation policies and objectives. Under the 2007 Bonus Plan, target bonus amounts were established consistent with the 75th percentile of the ranges reported by Hewitt Associates for comparable companies and were set at 50% of base salary. Actual bonus payments were dependent on the level of achievement of financial performance goals, which consisted of an equal weighting of (i) our revenue target of $87.6 million and (ii) our adjusted EBITDA target of $17.4 million, as well as the achievement of certain organizational imperatives, which consisted of legal and regulatory compliance, quality of patient care, and other non-financial performance objectives. For purposes of the 2007 Bonus Plan, adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and without regard to non-controlling interest, net interest or the effects of physician and employee non-cash stock-based compensation expense. Under the 2007 Bonus Plan, no bonus based on financial performance goals was payable if our 2007 adjusted EBITDA did not exceed $15.6 million. In addition, for each percentage that our target adjusted EBITDA margin was exceeded, each participating executive's bonus amount would increase by 10%. The actual bonuses paid with respect to the financial performance goals are included in the Summary Compensation Table below.

        The 2007 Bonus Plan provided our Board with the discretion to make various adjustments, including non-recurring charges and expenses in the calculation of adjusted EBITDA for the purposes of determining whether the targets were met.

        Organizational imperatives vary according to an executive's responsibilities within the Company and are also determined by our Board. Our Medical Director's organizational imperatives are directed to patient care. Our General Counsel's organizational imperatives are directed to legal and regulatory compliance. Our Chief Technology Officer's organizational imperatives are directed to the reliability of our technical infrastructure. In addition, our Board determines the extent to which organizational imperatives are achieved. The extent to which the financial performance goals and organizational imperatives must be achieved in order for a NEO to receive the target bonus amount is weighted differently for each NEO, as set forth below:

Position	Financial Performance Goals	Organizational Imperatives
Chief Executive Officer	100%	0%
President and Chief Operating Officer	100%	0%
Medical Director	20%	80%
Chief Financial Officer	100%	0%
Chief Technology Officer	75%	25%

        The total target bonus pool allocable to bonuses for the NEOs under the 2007 Bonus Plan was $415,463. Since payout of the total target bonus pool would have resulted in an adjusted EBITDA amount of less than target, the bonuses paid under the 2007 bonus plan to the NEO's named above were as follows:

Executive Officer	2007 Bonus
Sean O. Casey, CEO	$0
Robert C. Kill, President & COO	$48,305
Eduard Michel, Medical Director	$15,600
Mark Marlow, CFO	$46,875
Richard W. Jennings, CTO	$70,377

        Under the 2007 Bonus Plan 43.6% of the target bonus pool for NEOs was paid out as a result of achieving 98% of the revenue target and 92% of the EBITDA target, effectively resulting in a 50% payout of bonuses based on financial performance goals, and less than full achievement of certain organizational imperatives. In addition, the Board elected, and Dr. Casey agreed, to forego his bonus under the 2007 Bonus Plan as a result of the bonus payments he received during 2007 pursuant to his prior employment agreement. The amounts paid under the 2007 Bonus plan as shown above do not include bonus amounts paid during 2007 to Dr. Casey or Mr. Marlow under pervious contractual arrangements with them that terminated during 2007. Refer to the Summary Compensation Table below for the amounts associated with bonus payments made to Dr. Casey and Mr. Marlow under their previous employment agreements.

        The Company plans on utilizing similar criteria when considering bonus payments to NEOs based upon fiscal year 2008.

Equity-Based Compensation

        We issue equity-based compensation to our NEOs upon the commencement of their employment with us and periodically as determined by our Compensation Committee. All equity-based compensation has been granted in the form of stock options. We chose stock options because of the perceived value to the option holder given our position as a high growth company in an emerging market. While we do not require our NEOs to own our stock, we believe that the practice of granting equity awards to NEOs and other highly compensated employees helps to align their interests with those of the stockholders as a whole. In all cases, equity-based awards were recommended and approved by the full Board of Directors. Option awards granted to the NEOs were based on the same factors considered in setting base salaries and have varied in size depending on the fair market value of the options on the date of grant, as well as the position held by the individual receiving the award. Exercise prices for all options granted to NEOs have been established at or above the fair market value of the options on the date of grant. We have not yet developed a policy or practice relating to the timing of option awards prior to, in connection with or following the release by us of material non-public information.

Severance and Change in Control Payments

        We have entered into employment agreements with each of our NEOs which provide for certain payments to our NEOs subsequent to, or in connection with, the termination of their employment by us without cause or by the NEOs for good reason or in the event of a change in control of the Company, which we refer to collectively as Termination Benefits. Termination Benefits are primarily in the form of monthly cash payments and continued payments of certain benefits following a termination of employment and the acceleration of the vesting of stock options upon a change in control of the Company. We believe that this type of compensation arrangement is necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. Payment and benefit levels are determined based on a variety of factors including the responsibilities held by the individual receiving the Termination Benefits, the criticality of the position held by such individual and current practice in the marketplace regarding such benefits. All employment agreements were approved by our Compensation Committee. We expect that we will continue to offer potential Termination Benefits to our NEOs for the foreseeable future. For a description of the potential Termination Benefits included in the employment agreements to which we are currently a party, see the discussion below titled "Potential Payments Upon Termination or Change in Control."

Impact of Tax and Accounting Treatment

        We do not currently have a policy with respect to Section 162(m) of the Internal Revenue Code. During the year ended December 31, 2007, no compensation was paid to any of the NEOs that was non-deductible as a result of the limitations imposed by Section 162(m).

        We adopted the provisions of Statement of Financial Accounting Standards No. 123R, Accounting for Stock Based Compensation, or SFAS No. 123R, on January 1, 2006. Although consideration is always given to the tax and accounting implications of awarded equity grants, we have not granted fewer options or eliminated option grants because of the accounting charges incurred under SFAS No. 123R. In addition, we have not yet chosen to grant other equity awards in lieu of options as a result of SFAS No. 123R, although we may elect to do so in the future.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors of Virtual Radiologic Corporation has reviewed the Compensation Discussion and Analysis contained in this proxy statement and has discussed it with management. Based upon the Compensation Committee's own review, and the discussions with management, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors
Nabil N. El-Hage (Chair) Richard J. Nigon Andrew P. Hertzmark

Summary Compensation Table

        The following table sets forth all compensation earned by each of our NEOs during the years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary			Option Awards			Non-Equity Incentive Plan Compensation			All Other Compensation			Total

Sean O. Casey, M.D., Chief Executive Officer	2007 2006	$ $	375,123 360,000		$ $	648,868 29,879	(3) (4)	$ $	180,000 198,230	(5)	$ $	86,232 117,104	(6) (7)	$ $	1,290,223 705,213
Robert C. Kill, President and Chief Operating Officer (1)	2007		$192,329			$1,047,390	(3)		$48,305	(5)		$156,512	(8)		$1,444,536
Mark Marlow, Chief Financial Officer	2007 2006	$ $	229,868 160,280		$ $	244,885 4,902	(3) (4)	$ $	96,393 198,230	(5)	$ $	5,547 1,189	(9) (10)	$ $	576,693 364,601
Richard W. Jennings, Chief Technology Officer (1)	2007		$224,384			$672,692	(3)		$70,377	(5)		$6,533	(11)		$973,986
Eduard Michel, M.D., Ph.D., Medical Director	2007 2006	$ $	120,000 60,000	(2)	$	— 20,402	(4)		$15,600 —	(5)	$ $	384,788 208,220	(12) (13)	$ $	520,388 288,622
(1)
In April 2007, Richard W. Jennings joined us as our Chief Technology Officer and in May 2007, Robert C. Kill joined us as our President and Chief Operating Officer.
(2)
Represents the pro rata portion of Dr. Michel's base salary payable pursuant to his employment agreement with VRC for his services as our Medical Director from July 1, 2006 through December 31, 2006.
(3)
For information regarding the key assumptions used in determining the fair value of options granted, see Note 2 — Stock-Based Compensation to the Company's Consolidated Financial Statements filed with its Annual Report on Form 10-K for the year ended December 31, 2007.
(4)
We did not adopt the provisions of SFAS No. 123R until January 1, 2006. The amounts set forth relate to options granted prior to January 1, 2006 and are based on the value that we would have recognized under SFAS No. 123R assuming use of the modified prospective transition method under SFAS No. 123R, without regard to the method utilized when we adopted SFAS No. 123R, as required by the SEC.
(5)
These amounts represent the aggregate amount of bonus earned during 2007 pursuant to such NEO's employment agreement and the 2007 Bonus Plan. The amount for Dr. Casey represents $180,000 earned under his prior employment agreement and $0 pursuant to the 2007 Bonus Plan. The amount for Mr. Marlow represents $49,518 earned under his prior employment agreement and $46,875 earned under the 2007 Bonus Plan. The amounts for Messrs. Kill, Jennings and Michel represent bonuses earned under the 2007 Bonus Plan.
(6)
This amount includes the following: (i) $12,241 earned by Dr. Casey in the form of matching contributions under our 401(k) profit sharing plan, (ii) $67,000 in base compensation earned by Dr. Casey pursuant to his physician agreement with VRP, (iii) $6,751 in additional compensation earned by Dr. Casey for providing radiological interpretation services on a limited and backup basis for the year ended December 31, 2007, and (iv) $240 in life insurance premiums paid by us for the benefit of Dr. Casey.
(7)
This amount includes the following: (i) $67,000 in base compensation earned by Dr. Casey pursuant to his physician agreement with VRP, (ii) $49,908 in additional compensation earned by Dr. Casey for providing radiological interpretation services on a limited and backup basis for the year ended December 31, 2006, and (iii) $196 earned by Dr. Casey in the form of matching contributions under our 401(k) profit sharing plan.
(8)
Includes $156,392 paid to Mr. Kill in the form of relocation benefits and $120 in life insurance premiums paid by us for the benefit of Mr. Kill.
(9)
Includes $5,337 earned by Mr. Marlow in the form of matching contributions under our 401(k) profit sharing plan and $210 in life insurance premiums paid by us for the benefit of Mr. Marlow.
(10)
Includes $1,189 earned by Mr. Marlow in the form of matching contributions under our 401(k) profit sharing plan.
(11)
This amount includes $1,385 earned by Mr. Jennings in the form of matching contributions under our 401(k) profit sharing plan and $4,940 in the form of relocation benefits and $208 in life insurance premiums paid by us for the benefit of Mr. Jennings.
(12)
This amount includes the following: (i) $380,000 in additional compensation earned by Dr. Michel for providing radiological interpretation services, pursuant to his physician agreement with VRP, (ii) $4,662 earned by Dr. Michel in the form of matching contributions under our 401(k) profit sharing plan, and (iii) $126 in life insurance premiums paid by us for the benefit of Dr. Michel.
(13)
This amount includes $12,001 paid to Dr. Michel for his assistance in customer sales efforts, physician recruiting efforts and quality assurance activities performed for VRP from April 1, 2006 through July 1, 2006, and $196,219 in base compensation earned by Dr, Michel in the year ended December 31, 2006, pursuant to his physician agreement with VRP.

Grants of Plan-Based Awards

        The following table sets forth grants made to our NEOs under both equity and non-equity incentive plans during the 2007 fiscal year.

							All Other Option Awards: Number of Securities Underlying Options (#)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Exercise or Base Price of Option Awards		Grant Date Fair Value of Option Awards
		Quarterly Bonus Payments
	Grant Date
Name				Threshold	Target	Maximum

Sean O. Casey, M.D.	11/14/07	$180,000	(1)	—	$52,500	—	100,000		$17.00		$648,868
Robert C. Kill	5/29/07 11/14/07			—	$96,610	—	200,000 25,000	$ $	12.00 17.00	$ $	885,173 162,217
Mark Marlow	4/12/07 11/14/07	$49,518	(1)	—	$93,750	—	48,000 5,000	$ $	12.00 17.00	$ $	212,441 32,444
Richard W. Jennings	4/12/07 11/14/07			—	$112,603	—	130,000 15,000	$ $	12.00 17.00	$ $	575,361 97,331
Eduard Michel, M.D., Ph.D.				—	$60,000	—
(1)
The aggregate quarterly bonus amounts paid to Dr. Casey and Mr. Marlow pursuant to their employment agreements were calculated according to a formula and varied as a function of gross revenues. As such, there were no applicable threshold, target or maximum amounts for Dr. Casey's and Mr. Marlow's quarterly bonuses.
(2)
Amounts disclosed in this column represent the target amounts of cash bonuses that were payable to our NEOs under our 2007 Bonus Plan. There were no threshold or maximum bonus amounts under the 2007 Bonus Plan. Bonuses under the 2007 Bonus Plan were paid in February 2008.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreement with our Chief Executive Officer

        Until October 1, 2007, the terms of Dr. Casey's employment were governed by an employment agreement pursuant to which Dr. Casey served as our Chief Executive Officer and pursuant to which he was entitled to receive an annual base salary of $360,000, subject to merit increases as determined by our Board of Directors. In addition, Dr. Casey was eligible to participate in our benefit plans and to receive a performance-based bonus for each fiscal quarter during the term of his employment agreement equal to 2.5% of the increase in our gross revenues for such fiscal quarter as compared to our gross revenues for the immediately preceding fiscal quarter. Bonus amounts were calculated and paid by us on a quarterly basis after the financial statements for that fiscal quarter had been finalized. Bonuses were required to be paid to Dr. Casey within 60 days of the quarter end. Mr. Marlow reviewed the financial statements and approved bonus amounts before they were paid.

        We entered into a new employment agreement with Dr. Casey effective as of October 1, 2007, pursuant to which Dr. Casey serves as our Chief Executive Officer. This is the agreement that currently governs the terms of Dr. Casey's employment with us. The initial term of Dr. Casey's agreement will expire on October 1, 2010 but will automatically continue for additional one-year terms unless earlier terminated by either party upon written notice to the other at least 30 days prior to the expiration of the then-current term. The agreement entitles Dr. Casey to an annual base salary of $420,000, which may be increased at our discretion, and an annual bonus of up to 50% of his base salary, or such greater percentage as may be provided in an annual bonus plan approved by our Board of Directors. For the year ending December 31, 2007, Dr. Casey was paid the bonus amount to which he was entitled on September 30, 2007 under his prior employment agreement. Finally, in addition to Dr. Casey's participation in our benefit plans, Dr. Casey is entitled to request that we pay half the cost of purchasing both (i) disability insurance for Dr. Casey, which insures continuing compensation at a rate of one-half of his base salary for the duration of any long-term disability, and (ii) a $1 million life insurance policy, which would be payable to Dr. Casey's designated beneficiary in the event of his death during the term of the agreement.

        In order to further our objectives of incentivizing the growth of our business and retaining our executives, as well as to mirror similar changes made to certain of our other executives' employment agreements, our Compensation Committee structured Dr. Casey's new employment agreement in such a manner as to create a competitive compensation package that, based on their experience and the report provided by Hewitt Associates, the members of the Compensation Committee believe is more consistent with compensation packages awarded to similarly situated executives within comparable companies. No formal benchmarking was conducted in setting the terms of Dr. Casey's new employment agreement.

Physician Agreement with our Chief Executive Officer

        Until September 12, 2007, VRP was party to a physician agreement with Dr. Casey pursuant to which Dr. Casey served as the President of VRP and also provided radiological services on a limited and backup basis. Pursuant to the physician agreement, Dr. Casey was entitled to base compensation of $67,000 annually. Additionally, VRP paid Dr. Casey for radiological services which were equal to 60% of all gross revenues collected on studies billed to Dr. Casey up to a gross revenue amount of $60,000 per quarter. Compensation for these radiological services was calculated and paid on a monthly basis after the financial statements for that fiscal month had been finalized. Mr. Marlow reviewed and approved all compensation before it was paid. Under the agreement, VRP billed for, collected and owned all fees and patient records that were charged for Dr. Casey's radiological services. Additionally, the physician agreement provides that VRP must maintain medical malpractice insurance for the benefit of Dr. Casey, which covered conduct that occurred as a result of the radiological services rendered during the term of the agreement, with minimum coverage of $1 million per claim and $3 million in the aggregate annually. This policy covers Dr. Casey during the term of his employment and for a period of at least seven years after termination of employment.

        VRP entered into an amended and restated physician agreement with Dr. Casey effective as of September 13, 2007, pursuant to which Dr. Casey serves as the President and principal executive officer of VRP, and pursuant to which he shall provide radiology interpretation and consultation services at VRP's request. This is the agreement that currently governs the terms of Dr. Casey's relationship with VRP. The initial term of this agreement will expire on September 13, 2009 but will automatically continue for additional one-year terms unless earlier terminated by either party. The agreement will also terminate if Dr. Casey's employment with us is terminated. Under the agreement, Dr. Casey is entitled to $67,000 of base compensation, an additional amount of up to $10,000 per year for radiologic interpretations performed, and reimbursement of up to $250 per month for expenses incurred by him in connection with his provision of services under the agreement. The agreement provides that VRP must maintain medical malpractice insurance for the benefit of Dr. Casey, which covers conduct that occurs as a result of radiological services rendered during the term of the agreement, with minimum coverage of $1 million per claim and $3 million in the aggregate annually. This policy covers Dr. Casey during the term of the agreement and for a period of at least seven years after termination of the agreement.

Employment Agreement with our Medical Director

        Our employment agreement with Dr. Eduard Michel, our Medical Director, has been in effect since July 1, 2006 and has an initial term that will expire July 1, 2009 unless earlier extended by mutual agreement of the parties or earlier terminated as provided in the agreement. Pursuant to the agreement, Dr. Michel is entitled to an annual base salary of $120,000, which can be adjusted after giving regard to the level of Dr. Michel's required duties under the agreement. In the event of a change in control (as defined in the agreement), Dr. Michel's employment agreement provides that Dr. Michel will remain employed by us until the later of (i) the date which is 24 months after the effective date of the agreement or (ii) the date that is 12 months following the change in control. Additionally, Dr. Michel is entitled to an annual performance-based bonus of up to 50% of his annual salary.

Physician Agreement with our Medical Director

        VRP is party to a physician agreement with Dr. Michel effective as of April 12, 2006, pursuant to which Dr. Michel provides radiology interpretation and consultation services. The initial term of the agreement expires on April 12, 2008 but will automatically continue for additional one-year terms unless earlier terminated by either party upon 90 days' prior written notice to the other (if the termination is without "cause," as defined in the agreement) or upon 30 days' prior written notice to the other (if the termination is for "cause").

        Pursuant to the agreement, Dr. Michel is eligible to receive base compensation as well as quarterly bonus payments. The amount of Dr. Michel's base and bonus compensation depends on the number of hours that Dr. Michel elects to work as well as the number of radiology interpretations completed by Dr. Michel in a given calendar year.

        The amount of annual base compensation to which Dr. Michel is entitled is calculated on a scale. Pursuant to the terms of the agreement, Dr. Michel has elected to work 2,200 hours per year and if he completes 4,125 radiology interpretations each calendar quarter, he is entitled to annual base compensation equal to $380,000. However, depending on the number of radiology interpretations actually completed by Dr. Michel in a calendar quarter, his base compensation can be adjusted downward to $340,000 or upward to a maximum of $500,000 in the event that, on average, Dr. Michel completes more than 4,125 radiology interpretations in each calendar quarter during a six-month period. In addition, for each additional 125 interpretations performed by Dr. Michel during a calendar quarter that exceeds 4,125 interpretations, Dr. Michel will be entitled to receive a quarterly bonus payment equal to 2% of one-quarter of his annual base compensation, which will be paid to Dr. Michel within 15 days following the last day of each calendar quarter. The purpose of structuring Dr. Michel's compensation in this manner was to both incentivize and reward increased productivity, as well as to encourage Dr. Michel to contribute to the growth and success of VRP.

Employment Agreements with Certain Other Executive Officers

        Until April 1, 2007, the terms of our employment of Mark Marlow, our Chief Financial Officer, were governed by an employment agreement that has since been superseded. Under the terms of the former agreement, the annual base salary for Mr. Marlow was $168,354. The salary was subject to annual automatic increases of 9%. Mr. Marlow was eligible to receive a performance-based bonus equal to 2.5% of the increase in our gross revenues for such fiscal quarter as compared to the gross revenues for the immediately preceding fiscal quarter during the term of his employment agreement.

        On April 1, 2007, we entered into a new employment agreement with Mr. Marlow. This is the agreement that currently governs the terms of Mr. Marlow's employment with us. The initial term of Mr. Marlow's agreement will expire on April 1, 2010 but will automatically continue for additional one-year terms unless earlier terminated by either party upon written notice to the other at least 30 days prior to the expiration of the then-current term. Pursuant to the new employment agreement, Mr. Marlow is entitled to an annual base salary of $250,000 during the initial term of the agreement, and the salary may thereafter be increased at the discretion of the Compensation Committee. On March 31, 2007, Mr. Marlow was paid the bonus amount to which he was entitled on March 31, 2007 under his prior employment agreement, as well as a pro rata portion of the annual bonus to which he is entitled under the new agreement, in each case, for the year ended December 31, 2007. The new employment agreement provides that Mr. Marlow receive an annual performance-based bonus in an amount of up to 50% of his base salary, or such greater percentage as may be provided in an annual bonus plan approved by our Board of Directors.

        During 2007, we also entered into employment agreements with Richard W. Jennings, our new Chief Technology Officer, and Robert C. Kill, our President and Chief Operating Officer. The employment agreements for Mr. Jennings and Mr. Kill each have an initial term of three years, expiring on April 2, 2010 and May 29, 2010, respectively, with the initial term of each agreement subject to automatic renewal for successive one-year terms unless earlier terminated by either party upon written notice provided to the other party 30 days' prior to the expiration of the then-current term.

        Mr. Jennings' employment agreement provides that he receive an annual base salary of $300,000 during the initial term of the agreement, which salary may thereafter be increased at the discretion of the Compensation Committee. Mr. Jennings' employment agreement also provides for an annual performance-based bonus in an amount of up to 50% of Mr. Jennings' base salary, or such greater percentage as may be provided in an annual bonus plan approved by our Board of Directors. In addition, Mr. Jennings' employment agreement provides that we pay certain of Mr. Jennings' travel expenses and provide him with a relocation allowance of $50,000.

        Mr. Kill's employment agreement provides that he receive an annual base salary of $325,000 during the initial term of the agreement, and the salary may thereafter be increased at the discretion of the Compensation Committee. Mr. Kill's employment agreement also provides for an annual performance-based bonus in an amount of up to 50% of his base salary, or such greater percentage as may be provided in an annual bonus plan approved by our Board of Directors. In addition, Mr. Kill's employment agreement also provides that we pay certain of Mr. Kill's travel expenses and provide him with a relocation allowance of $120,000.

Option Grants

        The option grants illustrated in the Grants of Plan-Based Awards table were made pursuant to employment agreements with our NEOs. These options vest ratably over four years and become immediately vested and exercisable upon a change in control, as defined in the employment agreements.

Outstanding Equity Awards at Fiscal Year-End

        The table below reflects all outstanding equity awards made to each of the NEOs that are outstanding at December 31, 2007.

Name	Grant Date		Number of Securities Underlying Unexercised Options — Exercisable	Number of Securities Underlying Unexercised Options — Unexercisable	Option Exercise Price		Option Expiration Date

Sean O. Casey, M.D.	11/14/07	(1)		100,000		$17.00	11/14/2014
Robert C. Kill	5/29/07 11/14/07	(2) (1)		200,000 25,000	$ $	12.00 17.00	4/30/2017 11/14/2014
Mark Marlow	1/2/04 4/12/07 11/14/07	(3) (4) (1)	147,727	48,000 5,000	$ $ $	1.00 12.00 17.00	1/2/2014 3/31/2017 11/14/2014
Richard W. Jennings	4/12/07 11/14/07	(4) (1)		130,000 15,000	$ $	12.00 17.00	3/31/2017 11/14/2014
Eduard Michel, M.D., Ph.D.	7/1/06	(5)		16,667		$12.00	4/18/2013
(1)
This award vests ratably in four annual installments on each of the first four anniversaries of the date of grant.
(2)
This award vests ratably in four annual installments on May 31 of each of 2008, 2009, 2010, and 2011.
(3)
This award vested monthly beginning at Mr. Marlow's hire date and continued vesting through September 30, 2006.
(4)
This award vests ratably in four annual installments on March 31 of each of 2008, 2009, 2010, and 2011.
(5)
This award vests ratably in three annual installments on July 1 of each of 2007, 2008, and 2009.

Option Exercises and Stock Vested

        The table below includes information related to options exercised by each of the NEOs during the year ended December 31, 2007. The table also includes the value realized for such options, which is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Sean O. Casey, M.D.	1,400,013	$22,289,444
Robert C. Kill	—	$—
Mark Marlow	25,000	$275,000
Richard W. Jennings	—	$—
Eduard Michel, M.D., Ph.D.	12,673	$153,813

Potential Payments Upon Termination or Change in Control

Employment Agreement and Physician Agreement with our Chief Executive Officer

        Pursuant to the terms of Dr. Casey's employment agreement we may be required to pay severance to him following his termination of employment or in the event of a change in control of the Company (as defined in his employment agreement). Under his new employment agreement, which was effective as of October 1, 2007, if Dr. Casey's employment is terminated by us without "cause" or by Dr. Casey for "good reason," Dr. Casey will be entitled to the following severance benefits: (i) continuation of base salary for a period of between 12 and 24 months (as determined in our sole discretion); (ii) a pro rata portion of his annual bonus for the year in which termination occurs; (iii) continuation of the benefits provided for in the agreement during the relevant severance period; and (iv) continued vesting of his stock options during the first 6 months of the relevant severance period. Dr. Casey's employment agreement also subjects him to non-solicitation obligations during the term of his employment and for two years thereafter, and to non-competition obligations during the term of his employment and for the duration of the severance period thereafter.

        Assuming that a severance event had occurred on December 31, 2007, Dr. Casey would be entitled to receive cash compensation in the amount of: (i) a minimum of $420,000 and a maximum $840,000 in the form of continued base salary, which amount depends on the length of the severance period as determined in our sole discretion; (ii) a minimum of $10,874 and a maximum of $21,748 in the form of continued benefits, which amount depends on the length of the severance period as determined in our sole discretion; and (iii) $210,000, representing an annual bonus in the amount of 50% of his base salary, which actual bonus amount may vary as it is determined in our sole discretion, for an aggregate amount of a minimum of $640,874 and a maximum of $1,071,748 in severance payments (depending on the length of the severance period).

        Assuming a change in control occurred on December 31, 2007, the value of the acceleration of the vesting of Dr. Casey's options would be $609,646. This value was calculated assuming the options became vested immediately upon occurrence of the change in control event and Dr. Casey's continued employment thereafter. If, in connection with such change in control, Dr. Casey's employment was terminated by us for any reason or by Dr. Casey for good reason, he would be entitled to the same benefits listed above for termination not in connection with a change in control except that the non-compete period, and corresponding severance period, may not be extended without Dr. Casey's consent and the value of the acceleration of the vesting of Dr. Casey's options would be $609,646. This value was calculated assuming the options became vested immediately upon occurrence of the change in control event and Dr. Casey's employment was terminated on the date of the change in control, in which case his options would expire three months following such termination.

        As mentioned above, VRP entered into a new physician agreement with Dr. Casey, which was effective as of September 13, 2007. The physician agreement does not provide for any severance payments but does provide that VRP is required to maintain medical malpractice insurance for the benefit of Dr. Casey during the term of the agreement and for at least seven years thereafter. The value of maintaining this policy for the seven year period is minimal.

Employment and Physician Agreement with our Medical Director

        Pursuant to the terms of Dr. Michel's agreement in the event of a change in control (as defined in the agreement), Dr. Michel will remain employed by us until the later of (i) the date which is 24 months after the effective date of the agreement or (ii) the date that is 12 months following the change in control. In the event that Dr. Michel's employment is terminated (i) upon the expiration of the term of employment (or any extension thereto) or (ii) by Dr. Michel for cause (as defined in his employment agreement), and if he complies with the restrictive covenants contained in his agreement, Dr. Michel will be entitled to continue to receive his base salary and benefits for a period of 12 months following such termination. Following a change in control and provided that Dr. Michel complies with the terms of his restrictive covenants, if Dr. Michel's employment is terminated by us within 24 months of the effective date of his agreement or during the 12 months following the change in control, he will be entitled to severance in an amount equal to between 12 and 18 months' base salary, payable over the 24 months following such termination, and all of his stock options will vest and become exercisable. During the term and for 24 months thereafter, Dr. Michel is prohibited from engaging in any business that is competitive with any line of business which we have entered or internally announced that we will enter. In addition, Dr. Michel is prohibited from soliciting our customers and employees during the term of the agreement and for 24 months thereafter.

        Assuming that a severance event had occurred on December 31, 2007, Dr. Michel would be entitled to receive a minimum of $120,000 and a maximum of $180,000 of cash compensation in the form of continued base salary, which amount depends on the length of the severance period.

        Assuming a change in control occurred on December 31, 2007, the value of the acceleration of the vesting of Dr. Michel's options would be $61,205. This value was calculated assuming the options became vested immediately upon occurrence of the change in control event and that Dr. Michel continued to be employed with the Company after the date of such change in control. If, in connection with such change in control, Dr. Michel's employment was terminated by us without cause or by the executive for good reason, the value of the acceleration of the vesting of Dr. Michel's options would be $61,205. This value was calculated assuming the options became vested immediately upon occurrence of the change in control event.

        VRP is party to a physician agreement with Dr. Michel effective as of April 12, 2006, pursuant to which Dr. Michel provides radiology interpretation and consultation services. The physician agreement does not provide for any severance payments but does provide that VRP is required to maintain medical malpractice insurance for the benefit of Dr. Michel during the term of the agreement and for at least seven years thereafter. The value of maintaining this policy for the seven year period is minimal.

        In addition, the agreement subjects Dr. Michel to confidentiality and non-interference obligations during the term of the agreement and for two years thereafter. Dr. Michel is also subject to general non-solicitation obligations during the term of the agreement and for one year thereafter, and is prohibited from participating in any business that provides radiology services to patients of VRP during the term of the agreement and for two years thereafter.

Employment Agreements with Other Executive Officers

        Pursuant to the terms of the new employment agreements that we entered into with Messrs. Marlow, Jennings and Kill in April and May 2007 and that are currently in effect, in the event that Messrs. Marlow, Jennings and/or Kill's employment is terminated by the executive for good reason or by us without cause (as each is defined in the agreement) the executive will be entitled to the following severance benefits: (i) a pro rata portion of the annual bonus amount for the year in which termination occurs (at the time that annual bonuses are paid to other senior executives), (ii) continuation of base salary for 6 months (in the case of Mr. Marlow) or 12 months (in the cases of Mr. Jennings and Mr. Kill), and (iii) continuation of benefits for 12 months. Messrs. Marlow, Jennings and/or Kill must use reasonable efforts to find new employment in the event of such termination, and in the event that the applicable executive secures new employment, our obligation to make severance payments will be reduced by the amount of compensation received by the executive in their new position and, when they are eligible for health benefits from a successor employer, our obligation to provide continued health benefits will cease. Messrs. Marlow, Jennings, and Kill are all subject to non-compete and non-solicit obligations during the term of the employment and for two years thereafter pursuant to the terms of their employment agreement.

        Assuming that a severance event had occurred on December 31, 2007, Messrs. Marlow, Jennings and Kill would be entitled to receive cash compensation totaling $125,000, $300,000 and $325,000, respectively.

        Assuming a change in control occurred on December 31, 2007, the value of the acceleration of the vesting of Messrs. Marlow, Jennings and Kill's options would be $204,034, $561,386 and $905,063, respectively. This value was calculated assuming the options became vested immediately upon occurrence of the change in control event and that the applicable executive continued to be employed with the Company after the date of such change in control. If, in connection with such change in control, an executive's employment was terminated by us without cause or by the executive for good reason, the value of the acceleration of the vesting of Messrs. Marlow, Jennings and Kill's options would be $204,034, $561,386 and $905,063, respectively. This value was calculated assuming the options became vested immediately upon occurrence of the change in control event.

Director Compensation

        The following table sets forth all compensation earned by each of our directors during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash	Option Awards (2)		Total

Nabil N. El-Hage	$41,275	$129,901		$171,176
Richard J. Nigon	$39,681	$129,901		$169,582
Andrew P. Hertzmark	$39,125	$113,679		$152,804
Mark E. Jennings	$32,911	$113,679		$146,590
Domingo Gallardo (1)	$29,032	$75,786	(3)	$104,818
(1)
Served as a director through October 29, 2007.
(2)
For information regarding the key assumptions used in determining the fair value of options granted, see Note 2 — Stock-Based Compensation to the Company's Consolidated Financial Statements filed with its Annual Report on Form 10-K for the year ended December 31, 2007.
(3)
Mr. Gallardo's unvested options were forfeited upon his resignation from the Board of Directors on October 29, 2007, in accordance with the terms of his option agreement.

Narrative Disclosure to the Director Compensation Table

        As of May 2007, we pay our non-employee directors an annual fee of $35,000 and each such director is also entitled to receive a non-incentive option grant to purchase up to 30,000 shares of our common stock, which will vest evenly over a three year period from the date of grant. Each non-employee member of our Board is also paid a fee of $1,000 for each meeting that they attend. The chairman of the Audit Committee is paid an annual fee of $10,000 and each member of the Audit Committee, other than the chairman, is paid an annual fee of $5,000. The chairman of the Compensation Committee is paid an annual fee of $7,500 and each member of the Compensation Committee, other than the chairman, is paid an annual fee of $3,750. The chairman of our nominating and corporate governance committee is paid an annual fee of $2,500. Other than non-employee directors, we do not intend to compensate individuals for serving on our Board of Directors or any of its committees. We do, however, intend to reimburse the members of our Board of Directors for out-of-pocket expenses incurred by them in connection with attending meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management, License and Service Agreements

        VRP provides all radiologist services necessary to fulfill customer contracts held by VRC and by the Professional Corporations. VRP is owned by Sean O. Casey, M.D., Eduard Michel, M.D., Ph.D., Gary Weiss, M.D. and David Hunter, M.D. Dr. Casey is currently the Chief Executive Officer and Chairman of the Board of Directors of VRC, and Dr. Michel is currently the Medical Director of VRC and is a member of the Board of Directors of VRC. Dr. Weiss and Dr. Hunter are each stockholders of VRC. In order to comply with applicable healthcare laws that require any agreement by a healthcare provider, such as VRP, and a management company or customer, such as VRC, to be in writing, to specifically identify the services being purchased or provided and to have a minimum term of one year, we have entered into a professional and management services agreement and license with VRP. Pursuant to this agreement and license, VRC provides all of the management services necessary for the operations of VRP and licenses VRC's technology infrastructure to VRP for use by our affiliated radiologists. VRP provides physician services to fulfill VRC's customer contracts. VRC pays VRP a fixed per-service fee for each read performed, which is intended to cover the cost of physician compensation paid to our affiliated radiologists and a portion of the costs of malpractice insurance. The fee rate is established by agreement between VRC's Board of Directors and VRP with consideration for the fair market value of VRP's use of VRC's systems, technology infrastructure and management services. Fees paid under this agreement for the year ended December 31, 2006 and 2007 were $16.2 million and $20.6 million, respectively.

        The Professional Corporations hold customer contracts representing approximately 46% of our revenue for the year ended December 31, 2007. The Professional Corporations are professional corporations wholly-owned by Dr. Casey. Each of the Professional Corporations is incorporated or qualified to do business in a state where only a physician-owned professional corporation may contract to provide medical services, including providing reads. Pursuant to management services agreements between VRC and each of the Professional Corporations, VRC provides all of the management services necessary for the operations of each of the Professional Corporations and licenses VRC's technology infrastructure to each of the Professional Corporations. Each of the Professional Corporations pays VRC a management and license fee for each read performed on its behalf over VRC's teleradiology systems. In addition, each of the Professional Corporations has contracted with VRP for the provision of physician services to fulfill customer contracts held by the Professional Corporation and pays VRP a fixed fee per read performed, which is established annually by the Board of Directors of VRC and the Professional Corporations and is intended to cover the cost of physician compensation paid to our affiliated radiologists and a portion of the costs of malpractice insurance. Fees paid under these agreements for the year ended December 31, 2006 and 2007 totaled $26.1 million and $41.1 million, respectively.

        If, on an annual basis, the aggregate fees received by VRP under the agreements with VRC and the Professional Corporations exceed the costs incurred by VRP in providing the services to VRC and the Professional Corporations, VRP will recognize a profit which will inure to its owners and not to VRC. Similarly, should the cost of providing the services exceed the aggregate of fees received by VRP, VRP will incur a loss, not to exceed the amount of its equity, that will also inure to its owners and not to VRC. Likewise, should the aggregate of the amounts paid by a Professional Corporation to VRC and VRP be less than the revenue received from customer contracts held by that Professional Corporation, the resulting profit will inure to the benefit of the owner of the Professional Corporation and not to VRC, as will any loss, not to exceed the amount of its equity, in case the amounts paid exceed revenues received. VRC has a right to recover all previously recognized losses. VRC and its Affiliated Medical Practices annually review and renegotiate fees payable under these agreements in light of the prior year's results and expected results for the current year.

        In January 2007, the agreements for the provision of physician services that were effective for the twelve months ended December 31, 2006 between VRP and VRC, and between VRP and each of the

Professional Corporations, were amended to reflect an increase in the professional services fee charged by VRP to VRC and to each of the Professional Corporations for the year ended December 31, 2006. The increase in the fixed price per read was a result of higher than expected final read volume and the cost of providing our physician services that were not contemplated when the original fees were established.

        In January 2008, the agreements for the provision of physician services that were effective for the twelve months ended December 31, 2007 between VRP and VRC, and between VRP and each of the Professional Corporations, were amended to reflect a change in costs associated with the professional services provided by VRP through its contractual relationships with VRC and the Professional Corporations. The decrease in the fixed price per read was a result of lower than expected costs of VRP providing professional services and medical malpractice insurance that were not contemplated when the original fees were established.

Non-Controlling Interest

        Through consolidation, we recognize all net losses of the Affiliated Medical Practices in excess of the equity of those Affiliated Medical Practices. We recognize net earnings of each Affiliated Medical Practice only to the extent we are recovering losses previously recognized by us with respect to that Affiliated Medical Practice. Earnings of each Affiliated Medical Practice in excess of losses previously recognized by us with respect to that Affiliated Medical Practice are excluded from our earnings and are attributed to the respective equity owners of that Affiliated Medical Practice by recording such earnings as non-controlling interest on our consolidated financial statements. The non-controlling interest was expense of $25,000 and income of $17,000 for the years ended December 31, 2006 and 2007, respectively.

Series A Preferred Stock Purchase Agreement

        Pursuant to the terms of a purchase agreement, on May 2, 2005, we issued 3,626,667 shares of our Series A Cumulative Redeemable Preferred Stock, or Series A Preferred Stock, to a total of seven investors, including Generation Capital Partners II LP and Generation Members' Fund II LP, for an aggregate purchase price of approximately $13.6 million. All of the outstanding shares of our Series A Preferred Stock automatically converted into shares of our common stock upon completion of our initial public offering.

Stock Purchase Agreement Between Certain Stockholders

        In April 2007, Dr. Sean O. Casey, Dr. Eduard Michel, Dr. David Hunter, Dr. Gary Weiss, Brent J. Backhaus, Lorna J. Lusic and Dr. Ranie Pendarvis sold an aggregate of 1,330,700 shares of our common stock at a price of $12.00 per share to Generation Members Fund II LP and its affiliate, Generation Capital Partners VRC LP, for an aggregate purchase price of $15,968,400 pursuant to the terms of a stock purchase agreement. Dr. Casey, Mr. Backhaus and Ms. Lusic exercised 560,000, 175,000 and 175,000 options to purchase shares of our common stock, respectively, in order to sell the shares of common stock acquired upon exercise of the options to Generation Members Fund II LP and Generation Capital Partners VRC LP. Andrew P. Hertzmark, a director of the Company, is a Partner of Generation Partners, an affiliate of Generation Partners Fund II LP and Generation Capital Partners VRC LP, and Mark E. Jennings, a director of the Company, is a Managing Partner and co-founder of Generation Partners.

Stockholders' Agreement

        In connection with the issuance of our Series A Preferred Stock, we entered into a stockholders' agreement with certain of our stockholders. Upon completion of our initial public offering, substantially all of the operative provisions of the stockholders' agreement terminated. However, under the terms of the stockholders' agreement and subject to certain conditions, we may restrict the sale or distribution of our stock by certain of our stockholders for a period of up to 180 days following effectiveness of our registration statement.

Warrant Held by William Blair & Company, L.L.C.

        William Blair & Company, L.L.C., one of the underwriters of our initial public offering, acted as our agent in connection with our sale of Series A Preferred Stock in May 2005. As compensation for its services in that transaction, William Blair & Company, L.L.C. received a cash payment of $855,450, including reimbursement of expenses, and a warrant to purchase 72,533 shares of our common stock. On June 19, 2007, William Blair & Company, L.L.C. exercised the warrant at an exercise price of one cent ($0.01) per share and acquired 72,533 shares of our common stock. Kelly Martin, a principal of William Blair & Company, L.L.C. and Richard Conklin, a former employee of William Blair & Company, L.L.C. each individually purchased 13,333 shares of Series A Preferred Stock at the price of $3.75 per share.

Amended Subscription and Settlement Agreement with an Affiliated Radiologist

        In February 2005, one of our affiliated radiologists, subscribed to purchase 35,000 shares of our common stock at a price of $3.00 per share under our Stock Purchase Plan. In order to settle a disagreement between us and the radiologist with respect to the total number of shares he could have purchased, Dr. Sean O. Casey and Dr. Eduard Michel agreed to sell the radiologist an additional 85,000 shares from the shares that Dr. Casey and Dr. Michel own personally. Upon the unanimous approval of our other directors, we agreed to redeem into our stock purchase plan that was then in effect 56,950 shares from Dr. Casey and 28,050 shares from Dr. Michel at a price of $3.00 per share and to sell an equivalent number of shares from the stock purchase plan to the radiologist at a price of $3.00 per share. As a result of the agreement, Dr. Casey and Dr. Michel transferred an aggregate of 85,000 shares to us for an aggregate amount of $255,000 and in July 2006, we issued a total of 120,000 shares to the affiliated radiologist for an aggregate amount of $360,000.

Consulting Services Provided by Assess IT

        We previously retained the services of Assess IT, a consulting firm that is owned by Richard W. Jennings, our Chief Technology Officer as of April 2, 2007, to assist with the development and management of our information technology systems. Richard W. Jennings is the brother of Mark E. Jennings, one of our directors. During the period January 1, 2005 to March 31, 2007, we paid Assess IT $74,115 for its consulting services. We believe the cost of the services provided by Assess IT were fair and at least as favorable as those which could have been obtained through arm's length negotiation between unrelated parties.

        In November 2006, we engaged Assess IT to assist in our search for a Chief Technology Officer. In April 2007, the owner of Assess IT, Richard W. Jennings, became our Chief Technology Officer. Pursuant to the terms of our agreement with Assess IT, we paid Assess IT $75,000 for its services in connection with the hiring of our Chief Technology Officer. We no longer utilize the services of Assess IT and Mr. Jennings does not provide services on behalf of Assess IT.

Investor Rights Agreement

        We are a party to an investor rights agreement with certain of our stockholders, who previously held shares of our Series A Preferred Stock, which shares of Series A Preferred Stock were converted into shares of our common stock upon the completion of our initial public offering, and William Blair & Company, L.L.C. Under the terms of the investor rights agreement, we have, among other things: agreed to effect up to two registered offerings upon request from the holders of at least 50% of the registrable stock then outstanding; agreed to effect up to one registered offering on Form S-3 per six-month period upon request from the holders of at least 50% of the registrable stock; and granted incidental or

"piggyback" registration rights with respect to any registrable securities held by any party to the investor rights agreement.

        Our obligation to effect any demand for registration by the other parties to the investor rights agreement is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of $2.5 million in the case of any demand for registration on Form S-1 and $500,000 in the case of any demand for registration on Form S-3. In connection with any registration effected pursuant to the terms of the investor rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing expenses as well as expenses relating to the marketing and promotional efforts for the offering as requested by the managing underwriter. However, the underwriting discounts and commissions payable in respect of registrable securities will not be borne by us. We have also agreed to indemnify stockholders, including the holders of registrable securities, in any registration effected pursuant to the terms of the investor rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the investor rights agreement and which include an indemnity against certain liabilities under the Securities Act of 1933, as amended. Under the terms of the investor rights agreement, we may, subject to certain conditions, restrict the sale or distribution of our common stock by our stockholders for a period of up to 180 days following effectiveness of this registration statement. In addition, for 180 days after the effective date of any underwritten registration requested by the holders, we are prohibited from causing any other underwritten registration of our securities. Substantially all of the other operative provisions of the investor rights agreement terminated upon the completion of our initial public offering.

Cross Purchase Agreement

        Dr. Sean O. Casey, Dr. Eduard Michel, Dr. Gary Weiss and Dr. David Hunter, each of whom is an owner of VRP and a stockholder of VRC, are party to a cross purchase agreement, which contains certain restrictions on the sale and transfer of the shares of our common stock held by them. Upon completion of our initial public offering, the cross purchase agreement terminated.

Indemnification Agreements

        Our amended and restated certificate of incorporation provides for indemnification of our directors and officers in most circumstances, to the extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our directors, pursuant to which we have agreed to indemnify our directors to the fullest extent permitted by law.

Separation Agreements

        On December 31, 2006, we entered into a separation agreement and general release with Mr. Backhaus, our former Chief Technology Officer, pursuant to which we agreed to: (i) pay Mr. Backhaus his annual base salary of $168,353 for up to a year following the completion of a transition employment period (as described below), (ii) provide Mr. Backhaus with up to one year of medical insurance coverage, and (iii) extend the expiration date of any options held by Mr. Backhaus to December 31, 2008. In consideration for the payments received by Mr. Backhaus under the terms of the separation agreement and general release, Mr. Backhaus agreed to remain in our employ for a transition period until June 30, 2007 in a capacity to be determined at the discretion of our Chief Executive Officer, unless Mr. Backhaus resigned from his employment prior to that date with 30 days' prior notice or we terminated his employment prior to that date. Mr. Backhaus resigned on January 31, 2007.

        On December 31, 2006, we entered into a separation agreement and general release with Ms. Lusic, our former Chief Operating Officer. Pursuant to the terms of the separation agreement and general release, we agreed to: (i) pay Ms. Lusic her annual base salary of $168,353 for up to a year, (ii) provide

Ms. Lusic with up to one year of medical insurance coverage, and (iii) extend the expiration date of any options held by Ms. Lusic to December 31, 2008.

Vital Images, Inc. Medical Advisory Board

        Dr. Sean O. Casey, our Chief Executive Officer and Chairman of our Board of Directors, serves on the medical advisory board of Vital Images, Inc, a provider of 3-D visualization applications. In connection with his service, Dr. Casey was granted stock options and a stipend for attending the annual meeting of the medical advisory board. During the year ended December 31, 2007, we paid Vital Images approximately $108,000 for new software licenses, software license renewals and maintenance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table indicates information regarding the beneficial ownership of our common stock as of March 27, 2008 by:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock;

  •
  each member of our Board of Directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules include shares of common stock issuable pursuant to the exercise of stock options or warrants or conversion of convertible notes that are either immediately exercisable or convertible or exercisable or convertible within 60 days of March 27, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and dispositive authority with respect to all shares shown as beneficially owned by them.

        The number of shares owned and percentage of ownership in the following table is based on 16,683,444 shares of common stock outstanding on March 27, 2008.

        Except as otherwise indicated below, the address for each stockholder listed below is c/o Virtual Radiologic Corporation, 5995 Opus Parkway, Suite 200, Minnetonka, Minnesota 55343.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
5% Stockholders: (1)
Generation Funds (2) One Greenwich Office Park Greenwich, CT 06831	4,130,700	24.8%
FMR LLC (3) 82 Devonshire Street Boston, MA 02109	1,200,000	7.2%
Directors and Executive Officers:
Sean O. Casey, M.D. (4)	4,250,771	25.5%
Robert C. Kill	—	—
Mark Marlow (5)	151,707	*
Richard W. Jennings (6)	32,500	*
George H. Frisch (7)	67,500	*
Eduard Michel, M.D., Ph.D	1,031,692	6.2%
Nabil N. El-Hage (8)	10,000	*
Andrew P. Hertzmark (9)	4,140,700	24.8%
Mark E. Jennings (9)	4,140,700	24.8%
Richard J. Nigon (8)	10,000	*
All directors and executive officers as a group (10 persons)	9,704,870	58.2%
*
Less than one percent

(1)
Sean O. Casey, M.D. and Eduard Michel, M.D., Ph.D. are also holders of greater than five percent of our outstanding shares of common stock.
(2)
Amounts shown reflect the aggregate number of shares of our common stock held by Generation Capital Partners II LP, Generation Capital Partners VRC LP and Generation Members' Fund II LP, which hold 2,708,686, 1,156,914 and 265,100 shares of common stock, respectively. These entities are collectively referred to as the Generation Funds. Generation Partners II LLC is the general partner of Generation Capital Partners II LP and Generation Members' Fund II LP. Generation Partners VRC LLC is the general partner of Generation Capital Partners VRC LP. Mark E. Jennings is a Managing Partner of Generation Partners and Andrew P. Hertzmark is a Partner of Generation Partners. Messrs. Jennings and Hertzmark may be deemed to be the beneficial owners of any securities that may be deemed to be owned by the Generation Funds. Messrs. Jennings and Hertzmark disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.
(3)
Based solely on a Schedule 13G filed by FMR LLC with the SEC on February 14, 2008.
(4)
Includes 254,591 and 145,409 shares that are held by two grantor retained annuity trusts for the benefit of Dr. Casey's children.
(5)
Includes options exercisable for 12,000 shares of common stock within 60 days of March 27, 2008.
(6)
Includes options exercisable for 32,500 shares of common stock within 60 days of March 27, 2008.
(7)
Includes options exercisable for 67,500 shares of common stock within 60 days of March 27, 2008.
(8)
Includes options exercisable for 10,000 shares of common stock within 60 days of March 27, 2008.
(9)
Includes options exercisable for 10,000 shares of common stock within 60 days of March 27, 2008, and 4,130,700 shares of common stock beneficially owned by the Generation Funds. All shares, other than the options indicated as beneficially owned by Messrs. Hertzmark and Jennings, are included because of each of Messrs. Hertzmark and Jennings affiliation with Generation Partners. Messrs. Hertzmark and Jennings disclaim beneficial ownership of all shares that may be deemed to be beneficially owned by the Generation Funds, except to the extent of any pecuniary interest therein.

PROPOSAL 2 — RATIFYING PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending on December 31, 2008. PricewaterhouseCoopers LLP has served in its capacity as our outside auditing firm since 2005. While stockholder approval of PricewaterhouseCoopers LLP appointment is not required by law, our Board of Directors believes that is in stockholders' best interests to submit the matter for a vote on ratification at the Annual Meeting. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection, but will have no obligation to terminate the appointment.

        Representatives of PricewaterhouseCoopers LLP are anticipated to be present at the Annual Meeting, and will have an opportunity to make a statement and will be available to answer appropriate questions.

        The Board of Directors recommends that you vote "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees for Services Provided by PricewaterhouseCoopers LLP

        The following table sets forth the costs incurred by the Company for services provided by PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, for the years ended December 31, 2006 and December 31, 2007.

Fee Category	2006	2007
Audit Fees	$1,186,232	$724,690
Audit-Related Fees	$6,800	$89,108
Tax Fees	—	—
All Other Fees	$2,459	$2,460

Total Fees	$1,195,491	$816,258

        Audit Fees.    Consists of fees billed by PricewaterhouseCoopers LLP to us for professional services rendered in connection with the audit of our consolidated financial statements, review of the interim consolidated financial statements and accounting services provided by PricewaterhouseCoopers LLP in connection with our initial public offering.

        Audit-Related Fees.    Consists of fees billed by PricewaterhouseCoopers LLP to us for assurance and related services that are reasonable related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." There services also include consultations concerning financial accounting and reporting standards.

        Tax Fees.    During the years ended December 31, 2006 and 2007, we did not engage PricewaterhouseCoopers LLP to perform tax services.

        All Other Fees.    Consists of fees billed by PricewaterhouseCoopers LLP to us for subscriptions to audit-related software.

2006 AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of the Company, compliance by the Company with legal and regulatory requirements, and the independence and performance of the company's internal and external auditors.

        The financial statements of the Company for the year ended December 31, 2007, were audited by PricewaterhouseCoopers LLP independent registered public accounting firm.

        As part of its activities, the Audit Committee has:

        1.     Reviewed and discussed with management the audited financial statements of the Company;

        2.     Discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under SEC, U.S. Public Company Accounting Oversight Board and the rules of the NASDAQ Global Market;

        3.     Received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

        4.     Discussed with the independent registered public accounting firm their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2007, be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of Virtual Radiologic Corporation
Richard J. Nigon (Chair)
Nabil N. El-Hage
Andrew P. Hertzmark

OTHER MATTERS

        The Board of Directors is not aware of any other matters that will be brought before the Annual Meeting. If any matters are properly brought forth for consideration at the Annual Meeting. The enclosed proxy card confers discretionary authority with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of greater than 10% of a registered class of our equity securities to file reports with the SEC and the NASDAQ Global Market reporting their ownership of our common stock and changes in such ownership. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2007 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were satisfied during the year ended December 31, 2007.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

        SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

        Additional copies of this proxy statement, along with copies of our Annual Report on Form 10-K for the year ended December 31, 2007 (not including exhibits or documents incorporated by reference), are available without charge to stockholders upon written or oral request to Investor Relations, Virtual Radiologic Corporation, 5995 Opus Parkway, Suite 200, Minnetonka, MN 55343, or toll free at 1-866-532-7424.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. at prescribed rates. You can contact the SEC at 1-800-SEC-0330 for additional information about these facilities. The SEC maintains a web site that contains reports, proxy and information statements and other information filed through the SEC's Electronic Data Gathering, Analysis and Retrieval System. This web site can be accessed at http://www.sec.gov.

  "HOUSEHOLDING" OF PROXY MATERIALS

        The SEC rules governing delivery of certain corporate documents to our stockholders state that we may deliver one copy of a proxy statement, annual report or prospectus to an address shared by two or more stockholders. This "householding" of materials provides us with a significant cost savings. We have therefore provided one copy of this proxy statement and one copy of our annual report to each address, unless we have received explicit instructions to provide more than one copy. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Virtual Radiologic Corporation, 5995 Opus Parkway, Suite 200, Minnetonka, MN 55343.

Your Vote is Important!

        Please mark, sign and date the enclosed proxy card as soon as possible, and return it in the pre-addressed envelope that we have provided.

By Order of the Board of Directors

Sean O. Casey, M.D.
Chairman and Chief Executive Officer

VIRTUAL RADIOLOGIC CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 7, 2008
9:30 a.m. (Local Time)

Minneapolis Marriott Southwest
5801 Opus Parkway
Minnetonka, MN 55343

VIRTUAL RADIOLOGIC CORPORATION
5995 Opus Parkway, Suite 200
Minnetonka, MN 55343	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on Wednesday, May 7, 2008.

The shares of Virtual Radiologic Corporation’s common stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Sean O. Casey, M.D. and George H. Frisch and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorize them to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may properly come before the Annual Meeting of Stockholders and any adjournments thereof, with all powers which you would possess if present at the Annual Meeting of Stockholders.

Receipt of the Notice of the Annual Meeting of Stockholders and the related Proxy Statement dated April 4, 2008 is hereby acknowledged.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of	01 Eduard Michel, M.D., Ph.D.	☐	Vote FOR	☐	Vote WITHHELD
Class I directors:	02 Andrew P. Hertzmark		all nominees (except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our registered independent public auditing firm		☐ For		☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:		Date

Signature(s) in Box

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL I — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2 — RATIFYING PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
2006 AUDIT COMMITTEE REPORT
OTHER MATTERS